Exhibit 99.1

FOR IMMEDIATE RELEASE December 17, 2001
	Contact:	Sonja Tuitele Corporate Communications (720) 562-4984

Wild Oats Markets, Inc. Names Chief Financial Officer

Edward Dunlap, Former Gap, Inc. Finance Director, Brings Extensive Financial Planning and Management Expertise to Complete Company's Executive Team

    BOULDER, Colo., December 17—Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced Edward F. Dunlap has been named Chief Financial Officer of the Company, effective December 17, 2001. He succeeds Frances Rathke, who has served in the position on an interim basis since July of this year when former CFO, Mary Beth Lewis, left the Company.

    Mr. Dunlap brings more than 20 years of financial planning and management experience in retail and consumer products industries. Most recently he was with global clothing retailer, Gap, Inc. as Vice President and Finance Director of the company's European division. Mr. Dunlap has also served in key financial leadership positions at R.J. Reynolds Tobacco Worldwide, Inc., PepsiCo Inc. Worldwide Beverages and the B.F. Goodrich Company. Mr. Dunlap earned his M.B.A. degree in marketing and finance from the University of Chicago Graduate School of Business, and a B.A. degree in Economics from Reed College in Portland, Oregon.

    "With extensive operating experience, proven financial management abilities and a consumer retailing background, Ed has the right blend of experience and knowledge to help drive our next phase of development and expansion," said Perry Odak, President and CEO of Wild Oats. "Ed brings a professional business acumen and track record of financial success that will enhance and complete our executive team."

    After Mr. Odak joined Wild Oats as President and CEO in March 2001, he added key positions and people to strengthen the Company's existing management team and structure.

    Steve Kaczynski joined the Company in April 2001 as Senior Vice President of Merchandising. Mr. Kaczynski has extensive experience in the food retailing industry in senior-level merchandising and marketing positions, and was most recently with Giant Food Stores, Inc., a division of Ahold, U.S.A.

    Terry Maloy joined Wild Oats as Chief Marketing Officer in July 2001. Mr. Maloy built his 27-year career with senior marketing positions at American Stores, Sam's Club and Dick's Sporting Goods before coming to Wild Oats.

    In September 2001, Bruce Bowman was named Senior Vice President of Operations for Wild Oats, with responsibility for Operations, IT and Logistics. Mr. Bowman was most recently Chief Operating Officer at Ben & Jerry's Homemade, Inc., and has managed operations for a number of consumer food companies throughout his career.

    Recent additions to the Wild Oats management team complement the breadth of experience provided by existing senior executives of the Company. Freya Brier continues to serve as the Vice President of Legal and Chief General Counsel. Ms. Brier joined Wild Oats in 1996 as General Counsel, and her responsibilities have since grown to include all legal and real estate functions. Prior to Wild Oats, Ms. Brier was the Corporate Counsel for Synergen, Inc. Peter Williams continues to serve as Vice President of Human Resources. He joined Wild Oats in 1997, bringing with him more than 20 years of experience in Human Resources management. Mr. Williams held previous positions at Boston Chicken, Inc. and S&A Restaurant Corp.

    "With the addition of Ed in the role of Chief Financial Officer, I am confident in the strength and depth of industry experience of our management team," said Mr. Odak. "I believe this is the group that will lead Wild Oats into a future characterized by growth and financial success."

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of nearly $900 million, the company currently operates 109 stores in 23 states and British Columbia. The Company's natural food stores include Wild Oats Natural Marketplace, Henry's Marketplace, Nature's—a Wild Oats Market, Sun Harvest Farms and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

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